Exhibit 11(a)

March 31, 2011

BlackRock Equity Dividend Fund
100 Bellevue Parkway
Wilmington, DE 19809

Ladies and Gentlemen:

     We have acted as special Massachusetts counsel to BlackRock Equity Dividend Fund, a Massachusetts business trust (the “Acquiring Fund”), in connection with the Acquiring Fund’s Registration Statement on Form N-14 to be filed with the Securities and Exchange Commission on or about March 31, 2011 (the “Registration Statement”), with respect to the Acquiring Fund’s Investor A Shares, Investor B Shares, Investor C Shares, Investor C1 Shares and Institutional Shares of beneficial interest, $0.10 par value per share (the “Shares”), to be issued in exchange for all of the assets and certain stated liabilities of BlackRock Utilities and Telecommunications Fund, Inc., a Maryland corporation, as described in the Registration Statement (the “Reorganization”). You have requested that we deliver this opinion to you in connection with the Acquiring Fund’s filing of the Registration Statement.

     In connection with the furnishing of this opinion, we have examined the following documents:

     (a) a certificate of the Secretary of the Commonwealth of Massachusetts as to the existence of the Acquiring Fund;

     (b) a copy, stamped as filed with the Secretary of the Commonwealth of Massachusetts on May 14, 1987, of the Acquiring Fund’s Declaration of Trust dated May 14, 1987, and all amendments thereto on file with the Secretary of the Commonwealth (the “Declaration”);

     (c) a copy, as filed with the Secretary of the Commonwealth of Massachusetts on September 18, 2006, of the Acquiring Fund’s Establishment and Designation of Classes, with respect to the designation of the Acquiring Fund’s Investor A Shares, Investor B Shares, Investor C Shares, Institutional Shares, Services Shares and Class R Shares (the “Establishment and Designation”) and the resolutions of the Trustees of the Acquiring Fund at a meeting held on February 8-9, 2011 designating the Acquiring Fund’s Investor C1 Shares (the “Designation Resolutions”, and collectively with the Establishment and Designation, the “Designation”);

     (d) a certificate executed by an appropriate officer of the Acquiring Fund, certifying as to, and attaching copies of, the Acquiring Fund’s Declaration, Designation, Amended and Restated Bylaws, and certain resolutions adopted by the Trustees of the Acquiring Fund at meetings held on February 8-9, 2011 and March 18, 2011, authorizing the Reorganization (the “Resolutions”) and certain other matters;

     (e) a draft received on March 22, 2011 of the Registration Statement; and

BlackRock Equity Dividend Fund
March 31, 2011

     (f) a copy of the form of Agreement and Plan of Reorganization to be entered into by the Acquiring Fund with respect to the Reorganization, included as Appendix II to the draft Registration Statement referred to in paragraph (e) above (the “Agreement and Plan of Reorganization”).

     In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, including conformed copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document. We have assumed that the Registration Statement as filed with the Securities and Exchange Commission will be in substantially the form of the draft referred to in paragraph (e) above, and that the Agreement and Plan of Reorganization will be duly completed, executed and delivered by the parties thereto in substantially the form of the copy referred to in paragraph (f) above. We note that the Resolutions of the Board of Trustees of the Acquiring Fund adopted at meetings held on February 8-9, 2011 and March 18, 2011, as attached to the certificate referenced in paragraph (d) above and reviewed by us in connection with rendering this opinion, are in draft form, and we have assumed for the purposes of this opinion that the Resolutions will be finalized and incorporated into minutes approved by the Acquiring Fund’s Trustees, prior to the issuance of the Shares, in substantially the form attached to such certificate. We have further assumed that the Acquiring Fund will execute an Establishment and Designation incorporating the share classes designated by the Trustees in the Designation Resolutions and that such Establishment and Designation will be duly filed with the Secretary of the Commonwealth of Massachusetts and any other place in the Commonwealth where such filing may be required. We have also assumed for the purposes of this opinion that the Declaration, the Resolutions and the Agreement and Plan of Reorganization will not have been amended, modified or withdrawn and will be in full force and effect on the date of issuance of such Shares.

     This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate. We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

     This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein. No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction. In addition, to the extent that the Acquiring Fund’s Declaration or Amended and Restated Bylaws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended (the “Act”), or any other law or regulation applicable to the Acquiring Fund, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Acquiring Fund with such Act and such other laws and regulations.

     We understand that all of the foregoing assumptions and limitations are acceptable to you.

BlackRock Equity Dividend Fund
March 31, 2011

     Based upon and subject to the foregoing, please be advised that it is our opinion that the Shares, when issued and sold in accordance with the Acquiring Fund’s Declaration and the Resolutions and for the consideration described in the Agreement and Plan of Reorganization, will be validly issued, fully paid and nonassessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

     This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Bingham McCutchen LLP
BINGHAM McCUTCHEN LLP